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Exhibit 23



IFB Holdings, Inc.
522 Washington
Chillicothe, MO 64601

We consent to the incorporation by reference in this annual report (Form 10-KSB) of IFB Holdings, Inc. of our report dated September 15, 1999 included in the 1999 Annual Report to Shareholders of IFB Holdings, Inc.



By: /s/ Lockridge, Constant & Conrad, LLC
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September 23, 1999
Chillicothe, Missouri